Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 9, 2023
Registration Statement Nos. 333-268757 and 333-268757-02

**Pricing Details** Exeter Automobile Receivables Trust (EART) 2023-2

Jt-Bookrunners: Deutsche Bank (str); BNP; Wells Fargo
Co-Managers : Barclays; J.P. Morgan; Mizuho

CL	SIZE($MM)	OFFRD($MM)	WAL	S/F	P.WIN	E MTY.	L MTY.	BNCH	SPRD	YLD(%)	CPN(%)	PX
A1	53.700	51.015	0.12	A-1+/F1+	1-3	08/23	05/15/24	I-CRV	+ 33	5.592	5.59200	100.00000
A2	150.000	142.500	0.52	AAA/AAA	3-11	04/24	11/17/25	I-CRV	+ 80	5.945	5.87	99.99871
A3	59.741	56.753	1.15	AAA/AAA	11-16	09/24	08/17/26	I-CRV	+ 97	5.670	5.60	99.99546
B	109.256	103.793	1.79	AA/AA	16-27	08/25	09/15/27	I-CRV	+ 150	5.678	5.61	99.99671
C	91.218	86.657	2.62	A/A	27-37	06/26	07/17/28	I-CRV	+ 200	5.826	5.75	99.98424
D	95.982	91.182	3.55	BBB/BBB	37-49	06/27	08/15/29	I-CRV	+ 275	6.410	6.32	99.98096
E	62.967	59.818	4.49	BB/BB	49-56	01/28	11/15/30	I-CRV	+ 640	9.955	9.75	99.98351

- TRANSACTION SUMMARY -
• Size : $622+mm ($591.718mm offered) *Deal Will Not Grow*
• Exp Ratings : S&P/Fitch
• Exp Settle : 05/17/2023
• Exp Pricing : *Priced*
• First Pay : 06/15/2023
• B&D : Deutsche Bank
• ERISA : A-D = YES; E = NO
• Registration : A-D SEC Reg; E 144A/Reg S/IAI
• Pricing Speed : 1.50% ABS to 5% call
• Min Denoms : A-D = 1k x 1k; E = 840k x 1k

-Available Information-
• Preliminary Prospectus, Ratings FWP, Offering Memorandum and CDI File (attached)
• Intex Deal Name : dbEART2302 | Password: 4Y7J
• Investor Presentation : www.dealroadshow.com Passcode: EART232

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.